PROSPECTUS SUPPLEMENT NO. 3 (TO PROSPECTUS DATEDAPRIL 4, 2007, AS SUPPLEMENTED MAY 2, 2007 AND JULY 8, 2009)	This filing is made pursuant to Rule 424(b)(3) under the Securities Act of 1933 in connection with Registration No. 333-140290

11,785,736 Shares

PRICESMART, INC.

Common Stock

This Prospectus Supplement No. 3 supplements and amends the prospectus dated April 4, 2007 (the “Original Prospectus”) relating to the resale by the selling stockholders named therein (as supplemented and amended by Prospectus Supplement No. 1 dated May 2, 2007, Prospectus Supplement No. 2 dated July 8, 2009 and this Prospectus Supplement No. 3 dated January 26, 2011) of up to 16,111,712 shares of common stock of PriceSmart, Inc., or PriceSmart.

This prospectus supplement should be read in conjunction with the Original Prospectus, as supplemented and amended hereby, which is to be delivered with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Original Prospectus, including any amendments or supplements to it.

We are filing this prospectus supplement to reflect a change in the beneficial ownership of certain PriceSmart common stock offered by the Original Prospectus, as supplemented hereby, and the identity of certain selling stockholders named in the Original Prospectus.  The section captioned “Selling Stockholders” contained on pages 9-10 of the Original Prospectus is hereby amended and restated in its entirety to read as follows:

“SELLING STOCKHOLDERS

The table below presents information regarding the selling stockholders and the shares that they own and may offer and sell from time to time under this prospectus. This table is prepared based in part on information supplied to us by the selling stockholders identified below and we have not sought to verify such information.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. The percentage of shares beneficially owned is based on 29,897,244 shares of common stock outstanding as of December 31, 2010.

Except as indicated in the footnotes to the table below and subject to applicable community property laws, based on information provided by the selling stockholders named in the table, the selling stockholders have sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by them. In addition, except as indicated in the table below, each selling stockholder has represented to us that it is not, nor is it affiliated with, a registered broker-dealer. Unless otherwise indicated, the address of the selling stockholders named below is: c/o PriceSmart, Inc., 9740 Scranton Road, San Diego, California 92121.

Because the selling stockholders may resell, pursuant to this prospectus, all or some portion of the common stock listed below, no estimate can be given as to the number of shares of common stock that will be held by the selling stockholders upon consummation of any sales. See “Plan of Distribution.”

	Shares Beneficially Owned Before the Offering		Maximum Number of Shares Being Offered	Shares Beneficially Owned After the Offering
Name	Number	Percent(1)		Number	Percent
The Price Group, LLC(2)	944,315	3.2%	944,315	0	*
Price Charities(3)	3,889,335	13.0%	3,889,335	0	*
Robert & Allison Price Charitable Trust(4)	2,245,168	7.5%	2,245,168	0	*
Robert & Allison Price Trust (5)	821,938	2.7%	821,938	0	*
Sol & Helen Price Trust (6)	3,243,122	10.8%	3,243,122	0	*
Price Family Charitable Trust(7)	290,600	1.0%	290,600	0	*
Rebecca Price Trust UTD 9/22/89(8)(9)	18,805	*	18,805	0	*
Sarah Price Trust UTD 9/22/89(10)(11)	18,805	*	18,805	0	*
David Price Trust UTD 9/22/89(12)(13)	18,805	*	18,805	0	*
Rebecca Price Trust UTD 8/1/97(8)(14)	12,500	*	12,500	0	*
Sarah Price Trust UTD 8/1/97(10)(14)	12,500	*	12,500	0	*
David Price Trust UTD 8/1/97(12)(14)	12,500	*	12,500	0	*
Benjamin Price Trust #2 UTD 7/1/94(15)	5,210	*	5,210	0	*
Rebecca Price Brewer(8)	1,330	*	1,330	0	*
Sarah Price Keating(10)	1,330	*	1,330	0	*
Rebecca Price Trust UTD 5/6/97(8)(14)	916	*	916	0	*
Sarah Price Trust UTD 5/6/97(10)(14)	916	*	916	0	*
David Price Trust UTD 5/6/97(12)(14)	916	*	916	0	*
Robert Price(16)	11,496,183	38.5%	80	0	*
David Price(12)	530	*	530	0	*
Hosey Family Trust(17)	164,115	*	164,115	0	*
Sherry Bahrambeygui(18)	582,173	1.9%	82,000	0	*

(1)	Based on 29,897,244 shares of our common stock outstanding as of December 31, 2010, as reported in our Quarterly Report on Form 10-Q for the quarter ended November 30, 2010.
(2)	Robert Price is the controlling manager of The Price Group, LLC, and as such may be deemed to control the vote and disposition of the shares held by The Price Group, LLC.
(3)
Robert Price is a director and President of Price Charities, and as such may be deemed to share voting and dispositive power over the shares held by Price Charities.  Robert Price disclaims beneficial ownership of such shares except to the extent he has voting and/or dispositive power.

(4)
Robert Price and his wife, Allison Price, are co-trustees of the Robert & Allison Price Charitable Trust, and as such may be deemed to share voting and dispositive power over the shares held by the Robert & Allison Price Charitable Trust.  Robert Price and Allison Price each disclaim beneficial ownership over such shares except to the extent of their respective voting and/or dispositive power.

(5)
Robert Price and his wife, Allison Price, are co-trustees of the Robert & Allison Price Trust, and as such may be deemed to share voting and dispositive power over the shares held by the Robert & Allison Price Trust.  Robert Price and Allison Price each disclaim beneficial ownership over such shares except to the extent of their respective voting and/or dispositive power.

(6)	Robert Price is sole trustee of the Sol & Helen Price Trust, and as such may be deemed to have sole voting and dispositive power over the shares held by the Sol & Helen Price Trust.
(7)
Robert Price and Sherry Bahrambeygui are co-trustees of the Price Family Charitable Trust, and as such may be deemed to share voting and dispositive power over the shares held by the Price Family Charitable Trust.  Robert Price and Sherry Bahrambeygui each disclaim beneficial ownership of such shares except to the extent of their respective voting and/or dispositive power.

(8)	Rebecca Price Brewer is the daughter of Robert Price.
(9)
Robert Price, together with his wife Allison Price, and daughter, Rebecca Price Brewer, are co-trustees of the Rebecca Price Trust UTD 9/22/89, and as such may be deemed to share voting and dispositive power over the shares held by the Rebecca Price Trust UTD 9/22/89.  Robert Price, Allison Price and Rebecca Price Brewer each disclaim beneficial ownership of such shares except to the extent of their respective voting and/or dispositive power.

(10)	Sarah Price Keating is the daughter of Robert Price.
(11)
Robert Price, together with his wife, Allison Price, and daughter, Sarah Price Keating, are co-trustees of the Sarah Price Trust UTD 9/22/89, and as such may be deemed to share voting and dispositive power over the shares held by the Sarah Price Trust UTD 9/22/89.  Robert Price, Allison Price and Sarah Price Keating each disclaim beneficial ownership of such shares except to the extent of their respective voting and/or dispositive power.

(12)	David Price is the son of Robert Price.
(13)
Robert Price, together with his wife, Allison Price, and son, David Price, are co-trustees of the David Price Trust UTD 9/22/89, and as such may be deemed to share voting and dispositive power over the shares held by the David Price Trust UTD 9/22/89.  Robert Price, Allison Price and David Price each disclaim beneficial ownership of such shares except to the extent of their respective voting and/or dispositive power.

(14)
Sherry Bahrambeygui, Max Edward Spring and Lori House are co-trustees of this trust, and as such may be deemed to share voting and dispositive power over the shares held by this trust.  Sherry Bahrambeygui, Max Edward Spring and Lori House each disclaim beneficial ownership of such shares except to the extent of their respective voting and/or dispositive power.

(15)
Benjamin Price is the nephew of Robert Price. Robert Price and Sherry Bahrambeygui are co-trustees of the Benjamin Price Trust #2 UTD 7/1/94, and as such may be deemed to share voting and dispositive power over the shares held by the Benjamin Price Trust #2 UTD 7/1/94.  Robert Price and Sherry Bahrambeygui each disclaim beneficial ownership of such shares except to the extent of their respective voting and/or dispositive power.

(16)
Includes 944,315 shares held by The Price Group, LLC, 3,889,335 shares held by the Price Charities, 2,245,168 shares held by the Robert & Allison Price Charitable Trust, 821,938 shares held by the Robert & Allison Price Trust, 3,243,122 shares held by the Sol & Helen Price Trust, 290,600 shares held by the Price Family Charitable Trust, 56,415 shares held by trusts for the benefit of his children, 5,210 shares held by the Benjamin Price Trust #2 UTD 7/1/94 and 80 shares held by Robert Price in a 401(k) account.  In his capacity as a managing member, director or trustee, as applicable, of the foregoing entities, Robert Price may be deemed to have sole or shared voting and dispositive power over the shares held by these entities.  Robert Price disclaims beneficial ownership of such shares except to the extent he has voting and/or dispositive power.  Robert Price has served as Chairman of the Board of PriceSmart, Inc. since July 1994 and served as Chief Executive Officer from April 2006 to October 2010.

(17)
Sherry Bahrambeygui and Patrick Hosey are co-trustees of the Hosey Family Trust, and as such may be deemed to share voting and dispositive power over the shares held by the Hosey Family Trust.  Sherry Bahrambeygui and Patrick Hosey each disclaim beneficial ownership of such shares except to the extent of their respective voting and/or dispositive power.

(18)
Includes 80,000 shares for which Sherry Bahrambeygui may be deemed to have sole voting power.  Also includes 290,600 shares held by the Price Family Charitable Trust, 5,210 shares held by the Benjamin Price Trust #2 UTD 7/1/94, 40,248 shares held by trusts for the benefit of Robert Price’s children, 164,115 shares held by the Hosey Family Trust, and 2,000 shares held by Sherry Bahrambeygui’s minor children.  In her capacity as a trustee of the foregoing entities, and as a parent to minor children in the case of the shares held by her children, Sherry Bahrambeygui may be deemed to share voting and dispositive power over the shares held by these entities and persons.  Sherry Bahrambeygui disclaims beneficial ownership of such shares except to the extent she has voting and/or dispositive power.

*	Indicates less than 1.0%.

We are filing the registration statement at the request of these stockholders pursuant to pre-existing contractual registration rights as to most of these shares.

Except as otherwise disclosed in the table above and the footnotes thereto, the selling stockholders do not have any position, office or other material relationship with us or any of our affiliates, nor has any of them had any position, office or material relationship with us or any of our affiliates within the past three years.

Investing in our securities involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 3 of the Original Prospectus, as well as the section entitled “Risk Factors” included in our recent quarterly and annual reports filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 26, 2011.